Exhibit 15.3

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Shell Company Report on Form 20-F of our report dated June 8, 2026, with respect to our audits of the consolidated financial statements of GOWell Technology Limited as of December 31, 2025 and 2024 and for the years ended December 31, 2025 and 2024 appearing in the Registration Statement on Form F-4 (File No. 333-294547) of GOWell Energy Technology filed with the Securities and Exchange Commission. We also consent to the reference to our Firm under the heading “Statement by Experts” in such Shell Company Report.

/s/ Marcum Asia CPAs LLP

Marcum Asia CPAs LLP

Guangzhou, PRC

September 30, 2026